FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION made this 31st day of August, 1998 by and between Crabbe Huson Funds (the "Crabbe Huson Trust"), a Delaware business trust, on behalf of Crabbe Huson Income Fund, a series of the Crabbe Huson Trust (the "Crabbe Huson Fund"), and Colonial Trust III (the "Colonial Trust"), a Massachusetts business trust, on behalf of Crabbe Huson Income Fund, a series of the Colonial Trust (the "New Crabbe Huson fund").

WHEREAS, the parties hereto intend to provide for the reorganization of the Crabbe Huson Fund through the acquisition by the New Crabbe Huson Fund of all of the assets, subject to all of the liabilities, of the Crabbe Huson Fund in exchange for shares of beneficial interest, without par value, of the New Crabbe Huson Fund (the "New Crabbe Huson Fund Shares"), the distribution to shareholders of the Crabbe Huson Fund of such New Crabbe Huson Fund Shares, and the liquidation of the Crabbe Huson Fund, all pursuant to the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Plan of Reorganization and Liquidation. (a) The Crabbe Huson Trust, on behalf of the Crabbe Huson Fund, shall assign, sell, convey, transfer and deliver to the New Crabbe Huson Fund at the closing provided for in Section 2 (hereinafter called the "Closing") all of the then existing assets of the Crabbe Huson Fund of every kind and nature. In consideration therefor, the Colonial Trust, on behalf of the New Crabbe Huson Fund, shall at the Closing (i) assume all of the Crabbe Huson Fund's liabilities then existing, whether absolute, accrued, contingent or otherwise, and (ii) deliver to the Crabbe Huson Fund a number of full and fractional Class A New Crabbe Huson Fund Shares (as defined in Paragraph 3(i) below) equal to the number of full and fractional Primary Class shares of the Crabbe Huson Fund ("Retail Crabbe Huson Fund Shares") then outstanding which are held by holders of Retail Crabbe Huson Fund Shares ("Retail Crabbe Huson Fund Shareholders"). The respective numbers of Retail Crabbe Huson Fund Shares issued and outstanding and the numbers of Class A New Crabbe Huson Fund Shares to be issued to the Crabbe Huson Fund shall be determined by the transfer agent of the Crabbe Huson Fund (the "Transfer Agent"), as of the close of business on the New York Stock Exchange on the Closing Date (as defined in Section 2 hereof). The determination of the Transfer Agent shall be conclusive and binding on the Crabbe Huson Fund, the New Crabbe Huson Fund and their respective shareholders.

         (b) Upon consummation of the transactions described in paragraph (a) of this Section 1, the Crabbe Huson Trust, on behalf of the Crabbe Huson Fund, shall distribute, in complete liquidation of the Crabbe Huson Fund, pro rata to the Retail Crabbe Huson Fund Shareholders of record as of the Closing Date the Class A New Crabbe Huson Fund Shares received by the Crabbe Huson Fund. Such distribution shall be accomplished by the establishment, at the expense of the New Crabbe Huson Fund of an open account on the records of the New Crabbe Huson Fund in the name of each Retail Crabbe Huson Fund Shareholder representing a number of Class A New Crabbe Huson Fund Shares equal to the number of shares of the Crabbe Huson Fund owned of record by such shareholder at the Closing Date. Certificates, if any, for shares of the Crabbe Huson Fund issued prior to the reorganization and held by Retail Crabbe Huson Fund Shareholders shall represent the same number of outstanding Class A New Crabbe Huson Fund Shares following the reorganization. In the interest of economy and convenience, certificates representing the Crabbe Huson Fund Shares will not be physically issued.

         (c) As promptly as practicable after the Closing Date, the Crabbe Huson Fund shall be terminated pursuant to the provisions of the laws of the State of Delaware, and, after the Closing Date, the Crabbe Huson Fund shall not conduct any business except in connection with its liquidation.

2. Closing and Closing Date. The Closing shall occur at the offices of the Colonial Trust, One Financial Center, 12th floor, Boston, Massachusetts 02111 at 9:00 a.m. Boston time on October 19, 1998 or such other date agreed to between the parties and after the required approval by the shareholders of the Crabbe Huson Fund specified in Section 3(c) hereof and the fulfillment (to the extent not waived) of the other conditions precedent set forth in Section 3, or at such later time and date as the parties may mutually agree (the "Closing Date"). All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided.

3. Conditions Precedent. The obligation of the Crabbe Huson Trust and the Colonial Trust to effect the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions:

         (a) the Crabbe Huson Trust and the Colonial Trust shall have received an opinion of Ropes & Gray substantially to the effect that for federal income tax purposes: (i) no gain or loss will be recognized by the Crabbe Huson Fund upon (a) the exchange of any of its assets solely for New Crabbe Huson Fund Shares and the assumption by the New Crabbe Huson Fund of any of the liabilities of the Crabbe Huson Fund or (b) upon the distribution to the Retail Crabbe Huson Fund Shareholders of the Class A New Crabbe Huson Fund Shares; (ii) the tax basis of all of the assets of the Crabbe Huson Fund received by the New Crabbe Huson Fund will be, in each instance, the same as the tax basis of such assets in the hands of the Crabbe Huson Fund immediately prior to the transfer; (iii) the New Crabbe Huson Fund's holding period in all of the assets acquired from the Crabbe Huson Fund will include, in each instance, the periods during which such assets were held by the Crabbe Huson Fund; (iv) no gain or loss will be recognized by the New Crabbe Huson Fund upon the receipt of any of the assets of the Crabbe Huson Fund solely in exchange for New Crabbe Huson Fund Shares and the assumption by the New Crabbe Huson Fund of any of the liabilities of the Crabbe Huson Fund;
         (v) no gain or loss will be recognized by the shareholders of the Crabbe Huson Fund upon the receipt of the New Crabbe Huson Fund Shares solely in exchange for their shares in the Crabbe Huson Fund as part of the transaction; (vi) the basis of the New Crabbe Huson Fund Shares received by the shareholders of the Crabbe Huson Fund will be, in each instance, the same as the basis of the shares of the Crabbe Huson Fund exchanged therefor; and (vii) the holding period of the New Crabbe Huson Fund Shares received by the shareholders of the Crabbe Huson Fund will include, in each instance, the holding period of the shares of the Crabbe Huson Fund exchanged therefor, provided that at the time of the exchange the shares of the Crabbe Huson Fund were held as capital assets; and as to such other matters as the Crabbe Huson Trust and the Colonial Trust may reasonably request;

         (b) This Agreement and Plan of Reorganization and the reorganization contemplated hereby shall have been approved by the Board of Trustees of the Crabbe Huson Trust and by the Board of Trustees of the Colonial Trust, and shall have been recommended for approval to the shareholders of the Crabbe Huson Fund by the Board of Trustees of the Crabbe Huson Trust;

         (c) This Agreement and Plan of Reorganization and the reorganization contemplated hereby shall have been adopted and approved by the affirmative vote of the holders of a majority of the outstanding shares of the Crabbe Huson Fund, as defined in the Investment Company Act of 1940 (the "1940 Act");

         (d) The Colonial Trust on behalf of the New Crabbe Huson Fund shall have entered into an Investment Management Agreement with LFC Acquisition Corp., and such Agreement shall have been approved by the Board of Trustees of the Colonial Trust and, to the extent required by law, by the Board of Trustees of the Colonial Trust who are not "interested persons" of the Colonial Trust as defined in the 1940 Act (the "Independent Trustees"), as well as by the shareholders of the New Crabbe Huson Fund (it being understood that the Crabbe Huson Fund, as sole shareholder of the New Crabbe Huson Fund prior to the consummation of the reorganization, hereby agrees and is authorized to vote for such approval);

         (e) The Colonial Trust, on behalf of the New Crabbe Huson Fund, shall have entered into a Distributor's Contract, including distribution plans (the "Rule 12b-1 Plans") adopted for Class A, B and C shares of the New Crabbe Huson Fund pursuant to Rule 12b-1 of the rules and regulations under the 1940 Act, with Liberty Funds Distributor, Inc., and such Contract (including the Plans) shall have been approved by the Board of Trustees of the Colonial Trust and, to the extent required by law, by the Independent Trustees of the Colonial Trust;

         (f) The Colonial Trust, on behalf of the New Crabbe Huson Fund, shall have entered into a Transfer Agency Agreement with Colonial Investors Service Center, Inc., and such Agreement shall have been approved by the Board of Trustees of the Colonial Trust and, to the extent required by law, by the Independent Trustees of the Colonial Trust;

         (g) The Class A New Crabbe Huson Fund Shares shall have been designated by the Board of Trustees of the Colonial Trust as a separate class of shares of beneficial interest in the New Crabbe Huson Fund which shall be subject to an asset-based service charge under the Rule 12b-1 Plan for such Class A shares of up to 0.25% per annum and shall not be subject to any deferred sales charge on redemption; the Class I New Crabbe Huson Fund Shares shall have been designated by the Board of Trustees of the Colonial Trust as a separate class of shares of beneficial interest in the New Crabbe Huson Fund which shall not be subject to any asset-based service charge or distribution fee under Rule 12b-1 of the rules and regulations under the 1940 Act and shall not be subject to any deferred sales charge on redemption; and

(h) The transactions contemplated by the Asset Acquisition Agreement dated June 10, 1998 among The Crabbe Huson Group, Inc., James E. Crabbe, Richard F. Huson, Liberty Financial Companies, Inc. and LFC Acquisition Corp. shall have been consummated.

At any time prior to the Closing, any of the foregoing conditions other than that set forth in (h) above may be waived jointly by the Board of Trustees of the Crabbe Huson Trust and the Board of Trustees of the Colonial Trust if, in their judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Crabbe Huson Fund and the New Crabbe Huson Fund. If the transactions contemplated by this Agreement and Plan of Reorganization have not been substantially completed by December 31, 1998, this Agreement and Plan of Reorganization shall automatically terminate on that date unless a later date is agreed to by both the Crabbe Huson Trust and the Colonial Trust acting by their respective Boards of Trustees.

4. Amendment. This Agreement may be amended at any time by the joint action of the Board of Trustees of the Crabbe Huson Trust and the Board of Trustees of the Colonial Trust, notwithstanding approval thereof by the shareholders of the Crabbe Huson Fund, provided that no amendment shall have a material adverse effect on the interests of the shareholders of the Crabbe Huson Fund or the New Crabbe Huson Fund.

5. Termination. The Board of Trustees of the Crabbe Huson Trust and the Board of Trustees of the Colonial Trust may jointly terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Crabbe Huson Fund, at any time prior to the Closing, if circumstances should develop that, in their judgment, make proceeding with the Agreement inadvisable.

6. No Broker's or Finder's Fee. The Crabbe Huson Trust and the Colonial Trust each represent that there is no person who has dealt with it who by reason of such dealings is entitled to any broker's, finder's or other similar fee or commission from the Crabbe Huson Trust or the Colonial Trust arising out of the transactions contemplated by this Agreement and Plan of Reorganization.

7. No Survival of Covenants and Agreements. The covenants and agreements of the parties contained herein shall not survive the Closing Date, except for the provisions of Section 1(c).

8. Reliance. All covenants and agreements made under this Agreement and Plan of Reorganization shall be deemed to have been material and relied upon by each of the parties notwithstanding any investigation made by such party or on its behalf.

9. Notices. All notices required or permitted under this Agreement and Plan of Reorganization shall be given in writing (i) to the Crabbe Huson Trust at 1215 S.W. Morrison, Suite 1400, Portland, Oregon 97204, and (ii) to the Colonial Trust at One Financial Center, Boston, Massachusetts 02111, or at such other place as shall be specified in a written notice given by either party to the other party to this Agreement and Plan of Reorganization, and shall be validly given if mailed by first class mail, postage prepaid.

10. Expenses. The Crabbe Huson Fund and the New Crabbe Huson Fund shall each bear their own expenses relating to the reorganization contemplated hereby to the extent such expenses are not paid by others, provided, however, that if the reorganization is consummated such expenses of the Crabbe Huson Fund, to the extent not paid by others, shall be assumed and borne by the New Crabbe Huson Fund.

11. Miscellaneous Provisions. This Agreement and Plan of Reorganization shall bind and inure to the benefit of the parties and their respective successors and assigns. It shall be governed by and carried out in accordance with the laws of The Commonwealth of Massachusetts. It is executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement. A copy of the document establishing the Colonial Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Colonial Trust individually, but only upon the assets of the New Crabbe Huson Fund.

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement and Plan of Reorganization to be executed and delivered by their duly authorized officers as of the day and year first written above.

                         CRABBE HUSON FUNDS
                         (on behalf of Crabbe Huson Income Fund)



                   By:  ________________________________________________
                        Name:
                        Title:




                         COLONIAL TRUST III
                         (on behalf of Crabbe Huson Income Fund)


                   By:  ________________________________________________
                        Name:
                       Title: